Exhibit 10.6

First Advantage Corporation

RESTRICTED STOCK GRANT AND AGREEMENT

(Replacement Award for Fastball Holdco, L.P. Units)

This Restricted Stock Grant and Agreement (this “Agreement”), is made effective as of the date set forth on the Company signature page (the “Signature Page”) attached hereto, by and between First Advantage Corporation, a Delaware corporation (together with its successors and assigns, the “Company”) and the participant identified on the Signature Page (“Participant”).

R E C I T A L S:

WHEREAS, Participant held a number of Class C LP Units (the “Units”) of Fastball Holdco, L.P., a Delaware limited partnership (the “LP Entity”) specified on the Signature Page, which Units were issued pursuant to the Amended and Restated Limited Partnership Agreement of Fastball Holdco, L.P., dated January 31, 2020, as amended by the First Amendment thereto, dated and effective as of December 22, 2020 (as so amended and as may be further amended from time to time, the “LP Agreement”), and one or more Unit Grant Agreements;

WHEREAS, all of the Units were exchanged for shares (“Shares”) of common stock, par value $0.01, of the Company (the “Exchange”), upon the liquidation of the LP Entity effective prior to the consummation of the initial public offering (the “IPO”) of the common stock (the effective date of the Exchange, the “Exchange Date”);

WHEREAS, the Company has adopted the First Advantage Corporation 2021 Omnibus Incentive Plan (as it may be amended, the “Plan”), the terms of which Plan are incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined herein shall have the same meaning as in the Plan; and

WHEREAS, as of the Exchange Date, the Units were cancelled and ceased to be issued and outstanding and Participant received, in exchange, Shares with an equivalent value based on the IPO Price (as defined below), as described herein and otherwise subject to the terms this Agreement and the Plan.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows

1.          The Shares.

(a)          Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and effective as of the Exchange Date, the Company caused the Units to be exchanged for the number of vested Shares (the “Vested Shares”) and unvested Shares (the “Unvested Restricted Shares”) specified by the Compensation Committee of the Board of Directors of the Company (the “Committee”) on the Signature Page hereto (the Vested Shares and Unvested Restricted Shares collectively, the “Restricted Shares”).

(b)          The number of Restricted Shares was calculated by the Committee in its reasonable good faith discretion, such that (x) the intrinsic value of all such Units (calculated based on the price at which common stock was sold in the IPO (such price, the “IPO Price”), the number of such Shares held by the LP Entity prior to the Exchange and the relative rights and priorities applicable to the Units under LP Agreement immediately prior to the Exchange) were equal to the intrinsic value of all such Shares using the IPO Price, in each case as calculated by the Committee.

(c)          The Vested Shares shall not be subject to any forfeiture restrictions. The Unvested Restricted Shares shall vest and become nonforfeitable Vested Shares in accordance with Schedule I attached hereto.

(d)          If Participant’s employment or service with the Company Group is terminated at any time, all Unvested Restricted Shares shall automatically and immediately be forfeited and canceled (after giving effect to any acceleration of vesting or other terms set forth in Schedule I attached hereto).

(e)          Within ten (10) days after the Exchange Date, Participant shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit C. Participant shall timely (within thirty (30) days of the Exchange Date) file (via certified mail, return receipt requested) such election with the Internal Revenue Service, and thereafter shall certify to the Company that Participant has made such timely filing and furnish a copy of such filing to the Company. Participant should consult Participant’s tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Restricted Shares.

(f)          Participant acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, may not be sold or transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption therefrom.

2.          Prior Agreements; Restrictive Covenants.

(a)          Restrictive Covenants. Participant agrees that, unless Participant has previously executed the Confidentiality, Non-Interference and Invention Assignment Agreement, Participant is required, as a condition to the grant of the Shares, to execute and return to the Company a copy of the Confidentiality, Non-Interference and Invention Assignment Agreement attached as Exhibit D (the restrictive covenants contained in the Confidentiality, Non-Interference and Invention Assignment Agreement are referred to in this Agreement as the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Restrictive Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in the Confidentiality, Non-Interference and Invention Assignment Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between Participant and the Company Group. For purposes of this Agreement, “Restrictive Covenant Violation” shall include Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to Participant.

(b)          Repayment of Proceeds. If a Restrictive Covenant Violation occurs or the Company discovers after Participant’s Termination that grounds existed for a Termination for Cause at the time thereof, then Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to Participant therefor, an amount equal to the excess, if any, of (i) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, (A) prior to the Exchange Date, the Units, and (B) the Shares issued to Participant on the Exchange Date over (ii) the aggregate Cost of such Shares. For purposes of this Agreement, “Cost” means, in respect of any Share, the amount paid by Participant for the Units that were exchanged for such Share, as proportionately adjusted for all subsequent distributions on the Shares and other recapitalizations and less the amount of any distributions made with respect to (x) prior to the Exchange Date, the Unit or (y) the Share pursuant to the Company’s organizational documents; provided, that Cost may not be less than zero (0). Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to a finding of or Termination for Cause.

3.          Book Entry; Certificates. The Company shall recognize Participant’s ownership of Shares through uncertificated book entry. If elected by the Company, certificates evidencing the Shares may be issued by the Company and any such certificates shall be registered in Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (x) the vesting of Unvested Restricted Shares pursuant to this Agreement and (y) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable to the Shares. As soon as practicable following such time, any certificates for the Shares shall be delivered to Participant or to Participant’s legal guardian or representative along with the stock powers relating thereto. However, the Company shall not be liable to Participant for damages relating to any delays in issuing the certificates (if any) to Participant, any loss by Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

4.          Rights as a Stockholder. Participant shall be the record owner of the Shares until or unless such Shares are forfeited pursuant to the terms of this Agreement, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares and rights to dividends or other distributions; provided, that the Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 7.

5.          Legend. To the extent applicable, all book entries (or certificates, if any) representing the Shares delivered to Participant as contemplated by Section 3 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Sections 1 and 7 hereof.

6.          No Right to Continued Employment or Engagement. Neither the Plan nor this Agreement nor Participant’s receipt of the Shares hereunder shall impose any obligation on the Company Group to continue the employment or engagement of Participant. Further, the Company Group may at any time terminate the employment or engagement of Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

7.          Assignment Restrictions; Lock-up.

(a)          The Unvested Restricted Shares may not, at any time prior to becoming vested pursuant to the terms of this Agreement, be Assigned and any such purported Assignment shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an Assignment. Participant further hereby agrees that Participant shall, without further action on the part of Participant, be bound by the provisions of the lock-up letter executed by the executive officers of the Company to the same extent as if Participant had directly executed such lock-up letter himself or herself. Such lock-up letter will provide that Participant shall not, subject to specified exceptions, dispose of or hedge any shares of common stock of the Company or securities convertible into or exchangeable for shares of common stock of the Company during the period from the date of the final prospectus relating to the IPO and continuing through the date one hundred eighty (180) days after the date of such prospectus, except with the prior written consent of the representatives of the underwriters.

(b)          “Assign” or “Assignment” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

8.          Withholding. Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Shares, their grant or vesting or any payment or transfer with respect to the Shares at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9.          Securities Laws; Cooperation. Upon the vesting of any Unvested Restricted Shares, Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the Plan or with this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

10.         Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Corporate Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.         Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware or the State of Georgia, and each of Participant, the Company, and any Permitted Transferees who hold Shares pursuant to a valid Assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of Participant, the Company, and any Permitted Transferees who hold Shares pursuant to a valid Assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of Georgia, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

12.         Shares Subject to Plan; Amendment. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan. The Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of Participant hereunder without the consent of Participant. Further, the Shares granted hereunder are subject to the transfer restrictions set forth in the Stockholders’ Agreement of the Company, dated June 25, 2021, to which Participant is a party.

13.         Other Awards. Subject to Section 2, the Shares granted in connection with the Exchange and memorialized in this Agreement are in replacement of, and supersede in all respects, the Units.

14.         LP Entity. Participant agrees and acknowledges that, as of the Exchange Date, Participant (i) holds no Units, (ii) is no longer a partner of the LP Entity and (iii) has no surviving rights under the governing documents of the LP Entity (including, without limitation, any plan or agreement under which Units were issued to Participant).

[Signature Page Follows]

IN WITNESS WHEREOF, Participant acknowledges and accepts the terms of this Agreement which shall be effective as of the date set forth below and countersignature by the Company.

Participant

__________________________________
Name:

Dated: _________________

[Participant Signature Page Replacement Award for Fastball Holdco, L.P. Units]

Agreement acknowledged and confirmed:

First Advantage Corporation By: Name: [_______] Title: [_______]

Equity Schedule

Name: [_______]

Class C LP Units		Shares
Number of Vested Units	Number of Unvested Units	Number of Vested Shares	Number of Unvested Restricted Shares

[Company Signature Page - Replacement Award for Fastball Holdco, L.P. Units]

Schedule I to Restricted Stock Grant and Agreement
Vesting Terms

(a)         General. The Unvested Restricted Shares received in exchange for Class C LP Units shall become Vested Shares as set forth below.

(b)         Time Vesting. 50% of the Restricted Shares are subject solely to time based vesting criteria (the “Time Shares”). Subject to Participant’s continued employment or service with the Company Group through the applicable vesting date (or as otherwise provided in clause (e) below), twenty percent (20%) of the Time Shares shall become time vested on each of the first five (5) anniversaries of the Vesting Commencement Date, as set forth on the table below. For purposes of this Agreement, the “Vesting Commencement Date” shall be January 31, 2020.

Time Shares Eligible to Vest	Vesting Date
=20% Vesting	January 31, 2021
=20% Vesting	January 31, 2022
=20% Vesting	January 31, 2023
=20% Vesting	January 31, 2024
=20% Vesting	January 31, 2025

Accordingly, as of the Exchange Date, 20% of the Time Shares are Vested Shares.

(c)         Performance Vesting. 50% of the Restricted Shares are subject to both time and performance based vesting criteria (the “Performance Shares”). Subject to Participant’s continued employment or service with the Company Group through the applicable potential vesting date (or as otherwise provided in clause (d) below), upon each occurrence of a Realization Event, the number of Performance Shares that vest will equal the excess, if any, of (i) the Total Performance Vested Share Number as of such Realization Event over (ii) the Previously Performance Vested Share Number as of such Realization Event; provided, that, as of any time, the percentage of the Performance Shares that are vested shall not exceed the product of (A) the percentage of the Time Shares that are Vested Shares as of such time (after giving effect to any accelerated vesting contemplated by clause (e)(i)), and (B) the MOM Percentage as of such time. Performance Shares that would have vested pursuant to the preceding sentence but for the proviso thereof shall vest at such time as doing so would not violate such proviso. As of the Exchange Date, the time based vesting criteria has been met with respect to 20% of the Performance Shares.

(d)         Termination of Employment; Forfeitures.

(i)         Upon a termination of Participant’s employment or service with the Company Group for any reason:

(A)         all unvested Time Shares and all Performance Shares that have not satisfied the time vesting condition shall be immediately forfeited for no consideration (even if such Performance Shares have satisfied the performance vesting condition prior to such termination), and

(B)        any Performance Shares that have satisfied the time vesting condition but not the performance vesting condition shall (x) if such termination of employment or service is for any reason other than by the Company Group without Cause (and other than due to death or Disability), be immediately forfeited for no consideration upon the date of such termination, and (y) solely if such termination of employment or service is by the Company Group without Cause (and other than due to death or Disability), remain outstanding and be eligible to satisfy the performance vesting condition upon future Realization Events, subject to a Restrictive Covenant Violation not having occurred (the Performance Shares described in this clause (B)(y), the “Post-Termination Vesting Eligible Shares”). The Committee, in its sole discretion, may, at any time during the one-year period following the date of the termination, cause the vesting (and, if applicable, forfeiture) of the Post-Termination Vesting Eligible Shares to be determined based on the deemed occurrence of a hypothetical Realization Event on the date of such termination in which the Investor Group shall be deemed to have sold 100% of its Shares for cash, cash equivalents and/or Marketable Securities for Fair Market Value.

(ii)        Upon a termination of Participant’s employment or service by the Company Group for Cause or upon a Restrictive Covenant Violation, all Vested Shares and Unvested Restricted Shares will be forfeited to the Company for no consideration.

(e)         Discretion to Accelerate Vesting; Change in Control; Wind-Up.

(i)         Participant acknowledges that the Committee may, in its sole discretion (A) vest any and/or all of the unvested Shares hereunder at such time or such other time or times and on such other conditions as the Committee determines and (B) upon a Change in Control, provide for the treatment of all or any portion of the Unvested Restricted Shares in accordance with Section 12(b) of the Plan; and (z) if the Investor Group retains any interest in the Company or any successor entity following such Change in Control, all then unvested Performance Shares may, in the Committee’s sole discretion, be tested for vesting in connection with such Change in Control by deeming that the Investor Group sold 100% of its Shares in such Change in Control for cash, cash equivalents and/or Marketable Securities, with any unvested Performance Shares that do not vest as a result of such testing being automatically forfeited to the Company for no consideration upon the consummation of such Change in Control. Notwithstanding the foregoing, upon a Change in Control, if the percentage of Time Shares that are Vested Shares (the “Time Vested Percentage”) prior to giving effect to this sentence is less than the Realization Percentage, then, upon such Change in Control, the vesting of those unvested Time Shares, if any, that are scheduled to vest on the next applicable time vesting date shall be accelerated to the date of such Change in Control, provided, that, if such additional vesting would result in the Time Vested Percentage being in excess of the Realization Percentage, the number of unvested Time Shares that shall vest upon the Change in Control by virtue of this sentence shall be reduced so that the Time Vested Percentage after giving effect to such accelerated vesting equals the Realization Percentage. In the event of a termination of Participant’s employment or service by the Company Group without Cause, which occurs during the twelve (12) month period following a Change in Control, all then-unvested Time Shares shall vest in full and the time vesting condition for any Performance Shares shall be deemed to have been satisfied.

(ii)        Upon the Wind-Up Date, any Unvested Restricted Shares that remain unvested shall be immediately forfeited for no consideration.

(f)         Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

i.         “Aggregate Proceeds” means, with respect to the Investor Group (and without duplication), the (i) aggregate cash or cash equivalents received for all Cash Liquidity Events prior to and including (if applicable) the applicable Realization Event, (ii) the aggregate Market Value (calculated as of the date of the relevant In Kind Distribution) of the Securities distributed in all In Kind Distributions prior to and including (if applicable) the applicable Realization Event, (iii) the aggregate Market Value (calculated as of the date of such Exchange Realization Event) of the Marketable Securities received in all Exchange Realization Events prior to and including (if applicable) such Realization Event and (iv) the amount of all dividends and distributions received through and including (if applicable) the date of such Realization Event, in each case, calculated after deducting any commercially reasonable fees, expenses, discounts or similar amounts paid or owed by the Investor Group to a third party in respect of each such Realization Event. For the avoidance of doubt, any payments received by a party pursuant to a tax receivables agreement or other monetization of tax assets shall not constitute “Aggregate Proceeds”.

ii.        “Cost of Shares Transferred” means, with respect to any Realization Event, (i) the per Share cost, as determined in good faith by the Committee, of the Shares acquired by the Investor Group at any time (excluding any acquisition from a member or former member of the Investor Group) multiplied by (ii) the number of Investor Shares disposed of in all Realization Events up to and including such Realization Event. In the event that members of the Investor Group have acquired Shares at different per Share prices as of any Realization Event, for purposes of clause (i), the weighted average cost of acquisition as of such Realization Event shall be used.

iii.       “Investor Group” means (i) SLP Fastball Aggregator, L.P., (ii) any other Person that is a direct or indirect transferee of Investor Shares from any Person described in clause (i), except for a transfer of Investor Shares upon a Realization Event, or (iii) upon any liquidation or any other distribution of any Person described in clause (i) or (ii), each of the partners, members or equity holders of any such Person.

iv.        “Investor Shares” means the Shares beneficially owned by the Investor Group or any Securities received by the Investor Group in respect thereof (other than in a Realization Event).

v.         “Marketable Securities” means Securities, other than Shares, publicly traded on a national securities exchange or the Nasdaq Global Market that (i) are not subject to any of the following: (A) contractual limitations on sale, (B) limitations on sale arising from the need to comply with applicable securities laws relating to insider trading or any insider trading policy of the applicable issuer, or (C) limitations on sale pursuant to securities laws, including limitations pursuant to Rule 144 or Rule 145 promulgated under the Securities Act, and (ii) represent, together with all of Securities of the applicable issuer held by the Investor Group, not more than 10% of the outstanding shares of such issuer.

vi.        “Market Value” means, with respect to Marketable Securities, the average of the daily closing prices for ten (10) consecutive trading days ending on the last full trading day on the exchange or market on which such Securities are traded or quoted. The closing price for any day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices for such day, in each case (i) on the principal national securities exchange on which shares of the applicable Security are listed or to which such shares are admitted to trading, or (ii) if the shares of the applicable Security not listed or admitted to trading on a national securities exchange, on the Nasdaq National Market or any comparable system, as applicable.

vii.       “MOM Percentage” means, with respect to any Realization Event, if: (i) the Aggregate Proceeds divided by the Cost of Shares Transferred equals 2.0 or less, 0%; (ii) the Aggregate Proceeds divided by the Cost of Shares Transferred equals 3.0 or greater, 100%; and (iii) if the Aggregate Proceeds divided by the Cost of Shares Transferred equals a number that is greater than 2.0 but less than 3.0, a percentage between 0% and 100% to be determined using straight-line linear interpolation.

viii.      “Previously Performance Vested Share Number” means, (i) with respect to the first Realization Event, zero and (ii) as of any subsequent Realization Event, the Total Performance Vested Share Number as of the immediately preceding Realization Event.

ix.        “Realization Event” means any transaction or other event in which (i) Investor Shares are transferred by any member of the Investor Group to a Person that is not part of the Investor Group for cash or cash equivalents (each such event, a “Cash Liquidity Event”); (ii) Investor Shares are distributed by the Investor Group in kind to its partners and/or members (other than to any Permitted Transferee), (each such event, an “In Kind Distribution”); or (iii) Investor Shares are exchanged by the Investor Group for Marketable Securities (each such event, an “Exchange Realization Event”); provided, that if Investor Shares are exchanged by the Investor Group for Securities which are not yet Marketable Securities, the Exchange Realization Event shall occur as and when such Securities become Marketable Securities.

x.         “Realization Percentage” means, as of the date of a Realization Event, a fraction (expressed as a percentage) determined by dividing (i) the aggregate number of Investor Shares transferred, exchanged or distributed in all Realization Events prior to and including such Realization Event, by (ii) the number set forth in clause (i) of this definition plus the total number of Investor Shares beneficially owned by the Investor Group after giving effect to such Realization Event.

xi.        “Securities” means capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

xii.       “Total Performance Vested Share Number” means, as of any Realization Event, (i) the total number of Performance Shares issued hereunder, multiplied by (ii) the Realization Percentage as of such Realization Event, multiplied by (iii) the MOM Percentage as of such Realization Event.

xiii.      “Wind-Up Date” means the earlier of (i) the first date on which the Investor Group no longer holds any equity securities of the Company and no longer holds any equity interest received in respect of any such equity securities held or previously held by the Investor Group (other than Marketable Securities issued in exchange for the sale of equity securities of the Company) or is deemed to no longer hold such securities as contemplated by the last sentence of clause (d)(i)(B), or (ii) a sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all of the Company’s assets to a Person not affiliated with the Investor Group.